Exhibit 10.18

Employment, Confidentiality, Non-compete
and Intellectual Property Agreement
for
Paul Charles Joy

THIS EMPLOYMENT, CONFIDENTIALITY, NON-COMPETE AND INTELLECTUAL PROPERTY AGREEMENT (this “Agreement”) is entered into effective as of the 9th day of September, 2016 by and between Drone USA, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (hereinafter “Drone USA”), and Paul Charles Joy (hereinafter “Employee”). In consideration of Employee’s employment with Drone USA and Employee’s receipt of the compensation now and hereafter paid to Employee by Drone USA, the parties hereby agree as follows:

1.           Employment. Drone USA hereby agrees to employ Employee and Employee hereby agrees to work for Drone USA and to advance the interests of the Drone USA and its affiliate Howco Distributing Co., a Washington corporation (“Howco”) upon the terms and conditions set forth herein.

2.           Initial Term – Subsequent At-Will Employment. The parties acknowledge and agree that Employee’s employment with Drone USA is for an initial period of two (2) years (the “Initial Term”); provided, however, Drone USA and Employee may Terminate Employee’s employment with Drone USA during the Initial Term as forth in Section 6. Upon expiration of the Initial Term, Employee’s employment with Drone USA, shall be for an unspecified duration and shall constitute “at-will” employment.

3.           Scope of Duties; Representations and Warranties.

a.           This Agreement is entered into in connection with that certain Stock Purchase Agreement of even date involving the sale of 100% of the common stock of Howco Distributing, Co. to Drone USA, LLC (the “Stock Purchase Agreement”). Employee will have such duties as are assigned or delegated to Employee by Drone USA’s Board of Directors, and will initially serve as the Howco CEO of Drone USA and use Employee’s best efforts to assist with the transition of the ownership and the operations of Howco. Employee shall devote his/her entire business time, attention, skills, and energy exclusively to the business of Howco and Drone USA and will use his/her best efforts to promote the continued success, profitability and growth of Howco as well as Drone USA and will cooperate fully with their respective Boards of Directors and management in the advancement of their best interests.

b.           Employee represents and warrants that by execution and delivery of this Agreement, Employee does not, and the performance of obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Employee, (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.

c.           Employee agrees that from time to time Drone USA may engage and use professional employment organizations (“PEO’(s)”) to address its human resources, payroll, insurance and other employment related needs. Many PEO’s use the term “co-employment,” to describe the relationship between an employee on the one hand and the PEO and the PEO’s client on the other hand; in that event Employee may be deemed to be an employee of the Drone USA and the PEO. In the event that Drone USA elects to use a PEO or change from one PEO to another, Empoyee’s employment with Drone USA will remain unchanged with respect to Employee’s obligations to Drone USA and Howco under this Agreement; and, in the event of any inconsistency or contradictory provision contained in any PEO agreement to which Drone USA or Employee is a party, the terms of this Agreement shall control and supersede the terms of any such other agreement.

4.           Compensation.

a.           Drone USA shall initially pay Employee base compensation of One Hundred Twenty Five Thousand Dollars ($125,000) per year, subject to adjustment as provided below, which will be payable in equal periodic installments according to Drone USA’s customary payroll practices, but no less frequently than twice per month, subject to adjustment as provided below. Following the Initial Term, Employee base compensation will be reviewed by the management of Drone USA no less frequently than annually, and may be adjusted upward or downward in the sole discretion of the management of Drone USA.

b.           All payments of salary and other compensation paid to Employee shall be made after deduction of any taxes and other amounts which are required to be withheld with respect thereto under applicable federal and state laws.

5.           Fringe Benefits; Expenses.

a.           So long as Employee is employed by Drone USA, Employee shall be eligible to participate in all employee benefit plans sponsored by Drone USA for its employees in accordance with Drone USA’s policies, including but not limited to sick leave and disability leave, life insurance, health insurance, dental insurance, and stock ownership and/or profit sharing plans; provided, however, that the nature, amount and limitations of such plans shall be determined from time to time by the Board of Directors of Drone USA. Employee agrees that by being eligible to participate in benefits such as health insurance, dental insurance and life insurance, participation will be subject to employee contributions which may change from time to time. Notwithstanding the forgoing, during the Initial Term of Employee’s employment, the benefits to which Employee is entitled shall be substantially the same as those that Employee received while employed by Howco during the two (2) year period immediately prior to the effective date of this Agreement, and in the event that the benefit program in effect for Drone USA employees is less favorable than the benefits provided by Howco to Employee, an adjustment shall be made to Employee’s base compensation to compensate for any deficiency in such benefits.

b.           Drone USA shall reimburse Employee for all approved reasonable business expenses incurred by Employee in the scope of employment; provided, however, that such expenses must be pre-approved and Employee must file expense reports with respect to such expenses in accordance with Drone USA’s policies as are in effect from time to time.

c.           Employee shall be entitled to paid vacation consistent with the paid vacation received by Employee while employed by Howco during the two (2) year period immediately prior to the effective date of this Agreement. Employee shall also be entitled to the paid holidays and other paid leave set forth in Drone USA’s policies.

6.           Termination.

a.           Termination During the Initial Term. Drone USA and Employee agree that during the Initial Term Employee’s employment may only be terminated as hereinafter set forth;

i.            Termination by Drone USA for Cause. During the Initial Term, Drone USA may terminate Employee’s employment for Cause, which termination shall be effective upon delivery of written notice by Drone USA to Employee.

1.          Definition of “Cause”. When used in connection with the termination of Employee’s employment with Drone USA, “Cause” shall mean: (a) the willful and material breach of Employee’s obligations under this Agreement, which willful and material breach continues to occur after reasonable notice and opportunity to cure; (b) Employee’s willful failure to adhere to any written Drone USA policy after Employee has been given a reasonable opportunity to comply with such policy or cure any failure to comply; (c) the conviction of or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime which results in Employee’s imprisonment; (d) the commission by Employee of an act of fraud upon Drone USA or Howco or any of their affiliates; (e) the misappropriation (or attempted misappropriation) of any funds or property of Drone USA, Howco or any of their affiliates by Employee; (f) Employee’s willful failure to perform duties assigned to Employee after reasonable notice and opportunity to cure such performance; (g) Employee’s continued engagement, after reasonable notice and opportunity to cure, in any direct, material conflict of interest with Drone USA or Howco without compliance with the Drone USA’s conflict of interest policies, if any, then in effect; or (h) Employee’s continued engagement, after reasonable notice and opportunity to cure, and without the written approval of the Board of Directors of the Drone USA, in any activity which competes with the business of Drone USA, Howco or any of their affiliates or which would result in a material injury to Drone USA, Howco or any of their affiliates.

2.          Compensation and Benefits. If Drone USA terminates Employee’s employment for Cause during the Initial Term, Drone USA shall pay any salary or wages earned through the date of termination, but all rights to any other compensation or benefits arising hereunder shall be canceled and terminated in all respects concurrently with such termination of employment; provided that Employee may elect to continue to participate, at Employee’s own expense, in such health insurance and other benefits as to which the opportunity for continuing participation is mandated by applicable law.

ii.           Disability; Death. If at any time during the Initial Term, Employee is unable due to physical or mental disability to perform effectively Employee’s duties hereunder, Drone USA shall continue payment of compensation as provided in Section 6 during the three (3) months of such disability to the extent not covered by any disability insurance policies. Upon the expiration of such three (3) month period, Drone USA, at its sole option, may continue payment of salary or wages for such additional periods as it elects, or may terminate this Agreement without further obligations hereunder. If Employee should die during the term of Employee’s employment, Drone USA’s obligations hereunder shall terminate as of the day that death occurs and there will be no salary, wages and benefit continuation period.

iii.          Termination by Employee.

1.          During the first six months of the Initial Term, Employee may not voluntarily terminate Employee’s employment with Drone USA.

2.          During the period beginning on the first day of the seventh month of the Initial Term and ending on the last day of the twelve month of the Initial Term, Employee may Terminate Employee’s employment with Drone USA effective upon thirty (30) days written notice to Employer, provided Drone USA or Howco has in place the personnel to perform the financial, operations, and customer and supplier relations management, human resources duties, and pricing functions provided by Employee to Howco immediately prior to the effective date of this Agreement.

3.          After the first twelve months of the Initial Term, Employee may terminate employment with Drone USA for any reason on the thirty (30) days’ notice to Drone USA.

b.           Termination After Initial Term. Following expiration of the Initial Term, either Drone USA or Employee may terminate Employee’s employment at any time, and such termination shall be effective upon delivery of written notice by either party to the other party.

i.            Termination by Drone USA. In the event that Employee’s employment is terminated by Drone USA without Cause at any time following the expiration of the Initial Term„ Drone USA shall pay to Employee an amount equal to two (2) weeks compensation at Employee’s then current salary or wages payable in a lump sum, and shall continue to provide benefits in the kind and amounts provided up to the date of termination for such two (2) week period, including continuation of any Drone USA-paid benefits as described in Section 5 for Employee and family.

ii.           Waiver and Release. In the event that Employee’s employment is terminated by Drone USA without Cause following the expiration of the Initial Term, Employee agrees to accept, in full settlement of any and all claims, losses, damages and other demands which Employee may have arising out of such termination, as liquidated damages and not as a penalty, the applicable amounts payable to Employee as set forth in Section 6.b.i. Employee hereby waives any and all rights Employee may have to bring any cause of action or proceeding contesting any termination without Cause which occurs after the expiration of the Initial Term. In the event Employee’s termination is for Cause – either during the Initial Term or at any time thereafter – Employee agrees that under no circumstances shall Employee be entitled to any compensation or confirmation of any benefits under this Agreement for any period of time following the date of such termination for Cause.

7.           Confidential Information.

a.           Drone USA and Howco Confidential Information. Employee agrees at all times during the term of employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of Drone USA and Howco, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Drone USA, any Confidential Information of the Drone USA or Howco. Employee understands that “Confidential Information” means any Drone USA or Howco proprietary information, technical data, or trade secrets, including, but not limited to, research and development, product plans, products, services, information regarding the skills and compensation of employees of Drone USA or Howco; the identity of the Drone USA’s and Howco’s clients, potential clients, customers and potential customers, but excluding the United States Government or any agency thereof, or any branch of the United States military (hereinafter referred to collectively as “Customers”), the particular preferences, likes, dislikes and needs of those Customers; Customer information regarding contact persons, pricing, sales calls, timing, sales terms, and service plans; methods, practices, strategies, forecasts, and other marketing techniques; the identities of key accounts and potential key accounts (but excluding the United States Government or any agency thereof, or any branch of the United States military); the identities of Drone USA’s and Howco’s suppliers, independent contractors and consultants, and information regarding contact persons, pricing, sales calls, timing, sales terms, and service plans; methods, practices, strategies, forecasts, and other techniques of the forgoing; markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information, strategy and cost data; disclosed to Employee by Drone USA either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or known by Employee with respect to Howco. Employee further understands that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no direct or indirect wrongful act of Employee or others who were under confidentiality obligations as to the item or items involved. Further Confidential Information does not include information that is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction. Further, Employee acknowledges that any and all of the forgoing information with respect to Howco is expressly covered by the terms of this Section 7 and that no such information has been generally available or made publicly known and with the sale of Howco to Drone USA, such Confidential Information remains confidential. For avoidance of doubt, the parties acknowledge that general know-how concerning how to do business with the United States Government or any agency thereof or any branch of the United States Military is not Confidential Information.

b.           Material Non-Public Information. Employee acknowledges that Drone USA is publicly traded and that U.S. Securities laws prohibit any person who is in possession of material non-public information about a public company from purchasing or selling that company’s securities or from providing, such information to third parties. Some of the information that Employee will have as an employee will be material non-public information and is subject to trading restrictions. Employee will not disclose any such information to third parties or others without the express approval of Drone USA’s Board of Directors and will not engage in any purchase or sales of Drone USA’s securities except in compliance with its approved trading policies in effect, from time to time.

c.           Third Party Information. Employee recognizes that Drone USA and Howco have received and in the future will receive, from third parties, their confidential or proprietary information subject to a duty on Drone USA’s and Howco’s parts to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for Drone USA consistent with the their agreement(s) with such third parties.

d.           Continuing Obligations. The obligations of this Section 7 shall survive the expiration or termination of this Agreement.

8.           Inventions.

a.           Inventions Retained and Licensed. Employee has attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, and improvements which were made by Employee prior to employment with Drone USA (collectively referred to as “Prior Inventions”), which belong to Employee, relate to Howco products or research and development, and which are not assigned to Drone USA hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If in the course of employment with Drone USA, Employee incorporates into a Drone USA product, process or technology a Prior Invention owned by Employee or in which Employee has an interest, Drone USA is hereby granted and shall have an exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

b.           Assignment of Inventions and other Intellectual Property. Employee agrees that Employee will promptly make full written disclosure to Drone USA, will hold in trust for the sole right and benefit of Drone USA, and hereby assign to Drone USA, or its designee, all of Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright, patent or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice which relate in any way to any Drone USA Products, as defined herein, together with the zone of foreseeable expansion, during the period of time Employee is in the employ of Drone USA (collectively referred to as “Inventions”). Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of employment with Drone USA and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

c.           Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of employment with Drone USA. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Drone USA. The records will be available to and remain the sole property of Drone USA at all times.

d.         Patent and Copyright Registrations. Employee agrees to assist Drone USA, or its designee, at the Drone USA’s expense, in every proper way to secure Drone USA’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure of Drone USA of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Drone USA shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Drone USA, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If Drone USA is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application of any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to Drone USA as above, then Employee hereby irrevocably designates and appoints Drone USA and its duly authoiized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

9.           Covenant Not to Compete, Non-Solicitation.

a.          Non Competition and Non Solicitation. Employee agrees that beginning with the effective date of this Agreement and continuing for a period of five (5) years after the longer of (x) the termination of Employee’s employment or (y) the first anniversary of the date hereof, Employee will not alone, or in any capacity with another entity or individual, within any geographic location in which Howco or Drone USA, at the date of the termination of Employee’s employment, has engaged or has plans to engage in any business:

i.            directly or indirectly participate or support in any capacity (e.g. as an advisor, principal agent, partner, member, governor, officer, director, manager, shareholder, owner, employee or otherwise) the sale, solicitation of sale, or marketing, of a Drone USA Product. “Drone USA Product” means any actual or projected product or product line that has been developed (or is under active development), marketed or sold by Drone USA or Howco continuing through the termination of Employee’s employment. Such Drone USA Products shall specifically include, but not be limited to, those products sold to customers of Howco or any products that were being considered for sale or distribution prior to the effective date of the aforementioned Stock Purchase Agreement.

ii.           call upon, solicit, contact or serve any of the then-existing vendors or suppliers that have had a relationship with Drone USA or Howco during the preceding twenty four (24) months, or any potential, vendors or suppliers that were solicited by Drone USA or Howco during the preceding twenty four (24) months in connection a Drone USA Product;

iii.          disrupt, damage or impair (or attempt to do the same) with the business of Drone USA or Howco whether by way of interfering with or disrupting Drone USA’s or Howco’s relationship with their employees, customers, agents, representatives or vendors, or

iv.          employ or attempt to employ (by assisting anyone else in the solicitation of) any of Drone USA’s or Howco’s current employees on behalf of any other entity or person, whether or not such entity or person competes with Drone USA, Howco or any Drone USA Product.

b.         Employee agrees that the limitations set forth herein on Employee’s rights to compete with Drone USA, Howco and their affiliates are reasonable and necessary for the protection of Drone USA, Howco and their affiliates. In this regard, Employee specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on activities specified herein, are reasonable and necessary for the protection of Drone USA, Howco and their affiliates. The substantial sums invested by Drone USA in Howco’s business also make these restrictions necessary in order to protect Drone USA’s investment. Employee agrees that, in the event that the provisions of this Agreement should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

c.         Employee agrees that the remedy at law for any breach of this Section 9 will be inadequate and that Drone USA and/or Howco shall also be entitled to injunctive relief without the necessity of posting any bond or other security, due to irreparable harm that such breach would cause.

d.         Notwithstanding any other provision in this Agreement to the contrary, Employer agrees (i) nothing contained in this Agreement shall limit Employee from doing business with the United States Federal Government so long as it does not involve the direct or indirect participation or support of the sale, solicitation of sale, or marketing of a Drone USA Product; and (ii) in the event of a default by Employer under this Agreement or a default by Drone USA, LLC or Howco under the Stock Purchase Agreement or any related agreement, the restrictions set forth in Section 9 shall automatically terminate, and thereafter, Employee may disregard such non-competition and non-solicitation provisions and do business in any manner whatsoever.

10.       Returning Documents. Employee agrees that, at the time of leaving the employ of Drone USA, Employee will deliver to Drone USA (and will not keep in possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with Drone USA or Howco or otherwise belonging to Drone USA or Howco, their parent, successors or assigns.

11.       Notification of New Employer. In the event that Employee leaves the employ of Drone USA, Employee hereby grants consent to notification by Drone USA to any new employer about Employee’s rights and obligations under this Agreement.

12.       Representations. Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Employee represents that performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to employment by Drone USA. Employee has not entered into, and agrees not to enter into, any oral or written agreement in conflict herewith.

13.         General Provisions.

a.         Governing Law; and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Washington without reference to principles of conflicts of laws. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the State or Federal Courts located in the State of Washington. Each of the parties hereto waives to the extent permitted under applicable law, any right each may have to assert the doctrine of forum non-conveniens or to object to venue to the extent any proceeding is brought in accordance with this section relating to this Agreement.

b.         Entire Agreement. This Agreement sets forth the entire agreement and understanding between Drone USA and Employee relating to the subject matter herein and merges all prior discussions between Drone USA and Employee. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in duties, salary or compensation will not affect the validity or scope of this Agreement.

c.         Severability. If one more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. This Agreement is made and executed pursuant to the provisions of the Stock Purchase Agreement. However, no default by Employee hereunder shall be deemed to constitute a default under the Stock Purchase Agreement, it being agreed by the parties that each Agreement shall be separately applied, construed and enforced and that a default under one shall not constitute a default under the other.

d.         Successors and Assigns. This Agreement will be binding upon Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of Drone USA, Howco, their successors, and assigns.

e.         Waiver and Amendments; Cumulative Rights and Remedies.

i.               This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

ii.              No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

iii.             Employee’s obligations to Drone USA and Drone USA’s rights and remedies hereunder are in addition to all other obligations of Employee and rights and remedies of Drone USA created pursuant to any other agreement.

f.            Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

Employee

/s/ Paul Charles Joy
Paul Charles Joy

DRONE USA, INC.

/s/ Michael Bannon
Michael Bannon, CEO

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Identifying

Title	Date	or Brief Description
Number

X	No inventions or improvements
Additional Sheets Attached

/s/ Paul Charles Joy
Signature of Employee

Paul Charles Joy
Print name of Employee